Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2006, with respect to the balance sheets of MaxStream, Inc. as of December 31, 2005 and 2004; and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the Form 8-K/A of Digi International Inc. dated October 12, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Squire & Company, PC
Orem, Utah
October 16, 2006